Morgan Stanley Dean Witter Developing Growth Securities Trust
Item 77(o) 10f-3 Transactions
October 1, 2000 - March 31, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchas
ed
By Fund
Broker
NVIDIA
10/05/00
$100.00
2,000
0.698%
$300,000,000
0.667%
PRU,RS,TWP
ST Microelec-
tronics

11/03/00

$68.97

5,000

1.204%

$2,145,923,000

0.233%
UBS,
CFSB,
LEH
Coach Inc.
10/04/00
$16.00
110,000
0.152%
$118,080,000
1.491%
Goldman
Sachs
Optical
Communications
Products


11/03/00


$11.00


45,000


0.044%


$115,500,000


0.429%


Warburg
Dillon
Transmeta Corp.
11/06/00
$21.00
12,100
0.022%
$273,000,000
0.093%
SG Cowen
UTI Worldwide
11/02/00
$15.00
195,000
0.259%
$70,500,000
4.149%
Scott&
Strignf
Exodus
02/05/01
$18.00
57,500
0.125%
$234,000,000
0.440%
Goldman
Sachs
RNR
03/07/01
$72.00
18,700
0.163%
$124,281,000
1.080%
JP
Morgan
Riverstone
02/15/01
$12.00
1,800
0.003%
$120,000,000
0.018%

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Ashlee